Exhibit 23.2
To The Board of Directors
ConocoPhillips
Independent Auditors’ Consent
We consent to the incorporation by reference in ConocoPhillips’ registration statement on Form S-8 of our report dated March 31, 2009, with respect to the consolidated balance sheets of OAO LUKOIL and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2008, which report appears in ConocoPhillips’ annual report on Form 10-K/A for the year ended December 31, 2008.
/s/ ZAO KPMG

ZAO KPMG
Moscow, Russian Federation
May 18, 2009